                                                                     Exhibit 12

                        COAST HOTELS AND CASINOS, INC.

                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)

                                                             Years Ended December 31,
                                                      --------------------------------------
                                                      1997(1)  1998    1999   2000(2)  2001
                                                      ------- ------  ------  ------- ------
Earnings:
   Income before income taxes and extraordinary item. (4,733) 13,983  31,628  41,218  55,293
   Add, fixed charges................................ 29,072  30,780  25,921  31,537  33,498
   Add, amortization of capitalized interest.........    218     218     218     348     368
   Subtract, interest capitalized.................... (1,016)    (58)   (612) (4,511) (1,048)
                                                      ------  ------  ------  ------  ------
                                                      23,541  44,923  57,155  68,592  88,111
                                                      ------  ------  ------  ------  ------
Fixed Charges:
   Interest expense.................................. 25,326  27,265  21,891  23,443  29,587
   Interest capitalized..............................  1,016      58     612   4,511   1,048
   Amortization of debt financing costs (3)..........  1,113   1,204     555      --      --
   Interest factor on rentals (4)....................  1,617   2,253   2,863   3,583   2,863
                                                      ------  ------  ------  ------  ------
                                                      29,072  30,780  25,921  31,537  33,498
                                                      ------  ------  ------  ------  ------
Ratio of earnings to fixed charges...................     --    1.5x    2.2x    2.2x    2.6x
                                                      ======  ======  ======  ======  ======

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(1) Earnings in 1997 were insufficient to cover fixed charges by $5,531.
    Accordingly, such ratio has not been presented.

(2) The Suncoast opened in September 2000.

(3) Effective January 1, 2000, amortization of debt financing costs is included in interest expense.

(4) The interest factor represents one-third of lease expense, which management believes is representative of the interest component of lease expense.